AMERICAN STOCK EXCHANGE™
Equities Options ETFs

Fax

American Stock Exchange
86 Trinity Place
New York, NY 10006-1872

Date:

To:	Mr. David B. Swank	**From:**	Matthew McSweeny
Firm:	Diomed Holdings, Inc.	**Fax:**	212-306-5359
Fax:	978-475-8488	**Phone:**	212-306-2442
Phone:	978-475-7771	**Pages:**	8 (Including cover sheet)

AMERICAN STOCK EXCHANGE®
Equities Options ETFs

American Stock Exchange
86 Trinity Place
New York, NY 10006-1872

James P. Mollen
Managing Director - Listing Qualifications
T 212 306 2391
F 212 306 5359
james.mollen@amex.com

Via Facsimile and Federal Express

March 10, 2008

Mr. David B. Swank
Chief Financial Officer
Diomed Holdings, Inc.
1 Dundee Park
Andover, MA 01810

Dear Mr. Swank:

This notice confirms the intent of the American Stock Exchange LLC (the "Exchange" or the "Amex"), to strike the common stock of Diomed Holdings, Inc. ("Diomed" or the "Company") from the Exchange by filing a delisting application with the Securities and Exchange Commission (the "SEC"), pursuant to Section 1009(d) of the Amex Company Guide (the "Company Guide").[1]

The Exchange has adopted certain standards and procedures which assist in reviewing a company's continued listing eligibility. These standards are set forth in the Company Guide including, but not limited to, Parts 10, 11, and 12.

By letter dated December 3, 2007 the Amex advised Diomed that: with shareholders' equity of less than $4 million and losses from continuing operations and net losses in three out of its four most recent fiscal years, the Company was not in compliance with Section 1003(a)(ii) of the Company Guide; and with shareholders' equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years, the Company was not in compliance with Section 1003(a)(iii) of the Company Guide.

Pursuant to Section 1009 of the Company Guide, Diomed was offered the opportunity to submit a plan of compliance advising the Exchange of action that it had taken or would take to bring the Company into compliance within a maximum of 14 months from receipt of the letter dated December 3, 2007, or by February 3, 2009 (the "Plan Period"). In setting this deadline for compliance, Staff applied Section 1009(h) of the Company Guide. In this regard, the Company was previously non-compliant for a 4 month period between June 1, 2006 and September 30, 2006 and was again cited for non-compliance based on a review of the Company's financial statements for the period ended September 30, 2007. Staff examined the two incidents of falling below the continued listing standards and evaluated Diomed's method of financial recovery from the first incident of non-compliance. Since both incidents are attributable to the Company's weak financial condition and operations, the Staff determined that it was appropriate to truncate the procedures and plan period provided.

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[1] The Amex Company Guide may be accessed at www.amex.com.

The Exchange's December 3, 2007 letter also advised the Company that the Staff of the Exchange's Listing Qualifications Department (the "Staff") would initiate delisting proceedings if the plan of compliance failed to demonstrate a reasonable ability of the Company to regain compliance with the continued listing standards within the timeline provided. On January 2, 2008, the Company submitted its plan of compliance to the Exchange (the "Plan").

After careful review, the Staff has determined to initiate immediate delisting proceedings against the Company based on its conclusion that the Plan does not make a reasonable demonstration of the Company's ability to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide (the "Staff Determination").

The following provides the basis for the Staff Determination:

A. As stipulated in the Plan and as represented to Staff in telephonic conversations, the Company's primary initiative is to be acquired by one of two publicly traded entities. Therefore, rather than curing its deficiencies through the implementation of operational improvements, Diomed instead expects to sell its business. A sale of the business would not increase the Company's shareholders' equity above the $6 million requirement and would result in the Company ceasing to be considered an operating entity for purposes of continued listing. Additionally, as detailed below, the other initiatives of the Plan do not demonstrate a reasonable basis of an ability to regain compliance. As such, a potential acquisition of the Company does not constitute a reasonable plan to regain compliance and the listing cannot be maintained for the purpose of allowing the Company additional time to effect such a transaction.

B. The Company only provided financial projections through the period ending December 31, 2008 rather than through the end of the Plan Period or February 3, 2009. According to the financial projections provided. Diomed expects to report shareholders' equity of $2.2 million at December 31, 2008 and a net loss of $241,000 for the year ending December 31, 2008. In addition, the Company did not provide any information regarding actions anticipated to be completed subsequent to December 31, 2008 that would allow it to report shareholders' equity in excess of $6 million by the end of the Plan Period. As such, the Company did not demonstrate that it will be in compliance with the continued listing standards at the end of the Plan Period.

C. On March 28, 2007, the Company issued a press release announcing that in its trial to prosecute its U.S. EVLT® Patent No. 6,398,777, a jury found two entities liable for both inducing infringement and contributory infringement of Diomed's patent and awarded Diomed a total of over $12 million. However, the case continues to be in the appeal process and therefore Diomed has yet to collect any of the money awarded to it. Diomed has represented to Staff that the Company will receive appeal/settlement allotments of $7 million and $5 million in the quarters ending March 31, 2008 and June 30, 2008, respectively. However, Diomed has not provided the Exchange with definitive documentation evidencing that such funds will be received. Additionally, the financial projections provided by the Company assume that the funds will be received. However, while there would be a short-term increase in shareholders' equity due to the receipt of the award, as stated above the Company will nevertheless not be in compliance at the end of the Plan Period.

D. The Plan details an alternative approach to regain compliance, whereby the Company would seek to complete a significant equity financing that would raise its equity above

the required amount. However, Diomed has not provided the Exchange with any documentation evidencing the Company's ability to raise such capital. Furthermore, as referenced above, the Company is projecting that it will report shareholders' equity of $2.2 million as of December 31, 2008. Therefore, in order to regain compliance with the minimum $6 million shareholders' equity threshold, the Company would need to raise at least an additional $4 million. Further, as mentioned above, the Company expects that it will receive a total of $12 million in appeal/settlement money by June 30, 2008. The financial projections set forth in the Plan indicate that this $12 million would offset nearly all of Diomed's losses for the 2008 year. Therefore, absent receipt of the $12 million, Diomed will need to raise an additional $12 million of equity in order to compensate for its anticipated losses.

Moreover, a $4 million equity financing would constitute the issuance of approximately 20,000,000 shares, or approximately 65% of the Company's total shares currently outstanding. It is not reasonable to conclude that the Company will be able to effectuate such a financing, let alone a $16 million financing, if required, given the current low selling price of its common stock and the further downward pressure that would result from the additional dilution caused by a financing of this size.[2]

E. The Company previously failed to comply with certain continued listing criteria. Specifically, via correspondence dated June 1, 2006, Diomed was notified that it was not in compliance with Section 1003(a)(ii) of the Company Guide. Diomed regained compliance with this deficiency based on the results reported in its Form 10-Q for the period ended September 30, 2006, wherein the Company reported shareholders' equity of $19.5 million. However, notwithstanding this significant increase in shareholders' equity, one year later the Company was again not in compliance with the minimum $6 million requirement. Therefore, in a 12 month period, the Company's shareholders' equity position decreased by $14 million, or more than $1 million per month. Based on the foregoing, Diomed has demonstrated that it does not have the ability to maintain compliance on a consistent basis.

In addition to the issues described above, over the last three months, the price per share of Diomed has ranged between $0.17 and $0.41, with an average selling price of $0.26 per share. As of March 7, 2008, the stock's closing price was $0.19 per share. Staff is concerned that, as a result of its low selling price, the Company's common stock may not be suitable for auction market trading. Consequently, pursuant to Sections 1003(f)(v) of the Company Guide, Staff believes that a reverse stock split is appropriate in view of the fact that the stock has been selling for a substantial period of time at a low price per share, including a decline of approximately 60% since issuance of the Exchange's letter dated December 3, 2007. Accordingly, the Staff has determined that this constitutes an additional deficiency and that the Company's continued listing should be predicated on it effecting a reverse stock split of its common stock within a reasonable period of time. As such, if the Company elects to appeal the Staff Determination, it will be expected to address its low selling price and any plans to resolve this issue at its scheduled hearing.

* * * * * *

This Staff Determination constitutes notice of a failure to satisfy one or more continued listing standards. Diomed is therefore required to file a current report on Form 8-K pursuant to Item 3.01 of that Form within the prescribed time periods. The Company must also issue a press

[2] As of March 7, 2008, the Company's common stock was trading at a price of $0.19 per share.

release pursuant to Sections 402 and 1202(b) of the Company Guide, concurrent with the filing of the Form 8-K.[3] This press release must disclose receipt of this letter and the specific continued listing deficiencies upon which it is based.[4] The Company must provide a copy of this disclosure to both the Amex StockWatch and Listing Qualifications Departments at least 20 minutes prior to its public dissemination.[5] For your convenience, we have enclosed a list of news services that the Company may use in connection with this disclosure.[6]

This letter and any response may, until disclosed via the SEC filing and press release, constitute non-public information in accordance with federal securities laws, and you may wish to consult with your legal counsel about the Company's obligations in this regard. The only designated representatives at the Exchange with which this matter should be discussed are staff members of the Listing Qualifications Department, StockWatch and the Office of the General Counsel. Further, you are reminded that, pursuant to Section 910 of the Company Guide, Amex Specialists must be treated as members of the public, and accordingly, no non-public information should be discussed with or otherwise disclosed to the Company's Specialist.

Please be advised that Section 1202(b) of the Company Guide does not relieve the Company of its obligation to assess the materiality of the Staff Determination as it relates to the federal securities laws. This rule also does not provide a safe harbor under the federal securities laws. Accordingly, the Company should consult with its securities counsel regarding its disclosure and other obligations mandated by law.

In accordance with Sections 1203 and 1009(d) of the Company Guide, Diomed has a limited right to appeal the Staff Determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel (a "Panel").[7] Please be advised that the Panel may only authorize the continued listing of the Company's securities as permitted by Sections 1009 and 1204(c) of the Company Guide.

The fee for an oral hearing is $5,000; the fee for a hearing based on a written submission is $4,000. A request for a hearing and the required hearing fee must be made in writing and

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[3] Failure to file the Form 8-K and or issue the press release within the requisite time periods will cause the Staff to assess whether the Company has engaged in operations contrary to the public interest and whether a halt in the trading of the Company's common stock would be warranted or should be maintained until the Company's SEC filing and Amex disclosure obligations are fulfilled.

[4] Should the Company subsequently fail to comply with other continued listing standards, and receive notice of such deficiency, then it must also make the disclosure required by Section 1202(b) of the Company Guide with respect to such additional deficiency, even if the Company has already exercised its right to appeal the Staff's determination.

[5] This notice should be provided to the Amex StockWatch Department (telephone: 212-306-8383; facsimile: 212-306-1488) and the Listing Qualifications Department (telephone: (212) 306-1331 facsimile: 212-306-5359).

[6] While the Amex does not endorse any particular format or provide a sample press release related to this disclosure, you may wish to consider language that discloses that: on (DATE OF RECEIPT OF STAFF DETERMINATION) the Company received notice from the Amex Staff indicating that the Company no longer complies with Exchange's continued listing standards due to (__), as set forth in Section 1003(____) of the Company Guide, and that its securities are, therefore, subject to being delisted from the Exchange. The Company has appealed this determination and requested a hearing before a committee of the Exchange. There can be no assurance Company's request for continued listing will be granted. The Company may also wish to consider including in its public disclosure whether its securities may be eligible to trade on another marketplace.

[7] Each Listing Qualifications Panel is generally comprised of three members of the Exchange's Committee on Securities, as specified in Section 1204 of the Company Guide.

received by March 17, 2008. Please note that the hearing fee is non-refundable and must be paid by certified check payable to "The American Stock Exchange LLC" and submitted separately from the hearing request in accordance with the instructions on the attached Hearing Fee Payment Form. Please be advised that, in accordance with Section 1203 of the Company Guide, the Company will be deemed to have waived the opportunity for a hearing, and a hearing will not be scheduled, unless Diomed has submitted the applicable hearing fee and all unpaid listing fees due to the Exchange by March 17, 2008.[8]

The request for a hearing and a copy of the check should be submitted to:

Odelle Quisumbing
Hearings Administrator
Office of the General Counsel
American Stock Exchange LLC
86 Trinity Place
New York, NY 10006
Tel: (212) 306-1881
Fax: (212) 306-5438

Hearing requests should not contain written arguments in support of the Company's position. Should the Company choose to appeal the Staff Determination, it will have an opportunity during the hearing process to submit written materials in support of its appeal, as well as to make an oral presentation at the hearing. If you would like additional information regarding the hearing process, please contact Ms. Quisumbing.

Section 1211 of the Company Guide prohibits communications relevant to the merits of a proceeding under Part 12 of the Company Guide between the Company and the Office of the General Counsel's hearings staff ("Hearing Staff") unless the Listing Qualifications Staff is provided notice and an opportunity to participate. In that regard, the Listing Qualifications Staff has waived its right to participate in any oral communications between the Company and the Hearing Staff. Should the Listing Qualifications Staff decide to revoke such waiver, the Company will be immediately notified and the requirements of Section 1211 of the Company Guide will be enforced.

Please be advised that if the Company elects not to appeal the Staff Determination by March 17, 2008, it will become final. The Exchange Staff will then suspend trading in the Company's securities and submit an application to the SEC to strike the Company's common stock from listing and registration on the Exchange in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

Very truly yours,

Enclosures
cc: Odelle Quisumbing

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[8] Exchange Staff notes that in this regard the Company has an outstanding payable to the Exchange in the amount of $27,500 related to annual fees.

Listing Qualifications Department

Hearing Fee Payment Form

Issuer Name: ______________________________

Issuer Symbol: ______________________________

Issuer Address: ______________________________

____

Remitter Name: ______________________________
(if not the same as the Issuer)

Certified check enclosed in the amount of $__________ Check No. ________

Please attach your payment in the form of a certified check payable to "The American Stock Exchange LLC" to this form and send to:

Bernard Schachter
Director
Finance Department
American Stock Exchange LLC
86 Trinity Place
New York, NY 10006
212-306-1333

Wire Instructions

Bank Name: Mellon Bank

Bank Address: Pittsburgh, PA

ABA #: 031 000 037

Swift: MELNUS3P

Account #: 2-900-215

Account Name: American Stock Exchange, LLC

Reference Info (Details of Payment):

Please include invoice #'s and/or brief description of services provided by AMEX for which payment is being made.

News Services

Dow Jones News Wire Spot News Harborside Financial Center 6000 Plaza Two Jersey City, NJ 07311-3992 (201) 938-5400 (201) 938-5600 FAX	**Bloomberg Business News Newsroom** P.O. Box 888 Princeton, NJ 08542-0888 (609) 279-4000 (609) 497-6577 FAX	**PR Newswire** 1515 Broadway, 32nd Floor New York, NY 10036 (800) 832-5522 (800) 962-5540 FAX
Businesswire 40 E. 52nd Street 19th Floor New York, NY 10022 (212) 752-9600 (212) 752-9698 FAX	**Reuters** Corporate News Desk 199 Waters Street, 10th Floor New York, NY 10038 (646) 223-4000 (646) 223-6001 FAX	